EXHIBIT 99.1

5995 Plaza Dr.
Cypress, Calif., 90630

News Release

CONTACT:	Tyler Mason Media Relations (714) 226-3530	Suzanne Shirley Investor Relations (714) 226-3470

FOR IMMEDIATE RELEASE

PacifiCare Appoints Dominic Ng and Charles Rinehart
to its Board of Directors

     CYPRESS, Calif., Feb. 21, 2003 – PacifiCare Health Systems, Inc. (Nasdaq: PHSY), has appointed Dominic Ng and Charles R. Rinehart to its board of directors. Ng is chairman, president and CEO of East West Bancorp Inc. Rinehart was most recently chairman and chief executive officer of H.F. Ahmanson & Co. and its principal subsidiary, Home Savings of America.

     PacifiCare’s board consists of 11 members, with David A. Reed serving as chairman.

     “Dominic’s and Charlie’s executive leadership skills and CEO experience in financial services as well as in philanthropic endeavors will be tremendous assets to PacifiCare as we continue our transition into a consumer health organization,” said Reed.

     Ng has served as president and CEO of East West Bancorp since 1992 and became its chairman in 1998. East West Bancorp’s wholly owned subsidiary, East West Bank, is the third-largest independent commercial bank based in Southern California and the leading financial institution serving the growing Chinese-American market. Before joining East West Bancorp, Ng was president of Seyen Investment. Ng, a certified public accountant, also headed the

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Chinese Business Services Group and served in the Health Care Industry Group for Deloitte & Touche.

     Ng currently serves on the board of directors of ESS Technology Inc.; and as a member of the board of visitors of The Anderson School at UCLA. He is also a board member of the Committee of 100, a nationwide Chinese American group. Ng previously served as the campaign chairman of the United Way of Greater Los Angeles.

     Ng has received numerous awards in the professional and philanthropic communities including the 2001 Ernst & Young Entrepreneur of the Year in Financial Services. Born in Hong Kong, he received his bachelor’s degree in business administration from the University of Houston.

     Rinehart joined H.F. Ahmanson in 1989 and was quickly named president and chief operating officer. He was named CEO of H.F. Ahmanson as well as chairman and CEO of its subsidiary, Home Savings of America, in 1993. He was named chairman of H.F. Ahmanson in 1995. Previously, he served as president and CEO of Avco Financial Services Inc. He began his career with Fireman’s Fund, a subsidiary of American Express Co. and was promoted to executive vice president.

     Rinehart currently sits on the board of directors of UnionBanCal Corp. and formerly served on the boards of directors of the Federal Home Loan Bank of San Francisco, Kaufman & Broad Home Corp. and the Los Angeles World Affairs Council. In addition, he serves on the Advisory Committee of Drug Use is Life Abuse and previously was a member of the Tustin Public Schools Foundation Campaign Committee.

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     Rinehart is a fellow of the American Society of Actuaries. He graduated from the University of San Francisco with a degree in Mathematics and served in the U.S. Army as a member of the 82nd Airborne Division.

     “We are very enthused about the expertise of PacifiCare’s new directors,” said Howard G. Phanstiel, president and chief executive officer of PacifiCare. “We were especially interested in finding current or former CEOs-directors with financial expertise, experience in regulated consumer businesses and experience in managing either turnaround or high growth companies. Dominic and Charlie were the perfect fit.”

About PacifiCare

     PacifiCare Health Systems serves more than 3 million health plan members and approximately 9 million specialty plan members nationwide with annual revenues of more than $11 billion. PacifiCare is celebrating its 25th anniversary as one of the nation’s largest consumer health organizations, offering individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and insurance products. Specialty operations include behavioral health, dental and vision, life insurance and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.

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